Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
MARCH 31, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF
FAYETTEVILLE SHALE TRANSACTION WITH BHP BILLITON

OKLAHOMA CITY, OKLAHOMA, MARCH 31, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced the closing of a transaction to sell its Fayetteville Shale assets to BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (NYSE:BHP; ASX:BHP). The transaction included approximately 487,000 net acres of leasehold, current net production of approximately 415 million cubic feet of natural gas equivalent per day and midstream assets consisting of approximately 420 miles of pipeline.  As part of the transaction, Chesapeake has agreed to provide technical and business services for up to one year for BHP Billiton’s Fayetteville properties for an agreed-upon fee.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to complete the sale of our Fayetteville Shale assets to BHP Billiton.  I would also like to personally thank all of the Chesapeake employees who throughout the past six years helped build this field into a world-class natural gas asset.  This transaction allows Chesapeake to achieve substantial progress in implementing the debt reduction targets of our previously announced 25/25 Plan.  We look forward to replacing the Fayetteville production through substantial growth from our other world-class natural gas plays and also from our rapidly growing higher margin liquids-rich plays in the years ahead.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our 25/25 Plan and our expectation of future production growth. Actual results could differ materially as a result of a variety of risks and uncertainties. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, a number of risks and uncertainties could cause our actual results to differ materially from our predictions and expectations. See "Risks Factors" in Item 1A of our 2010 Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2011 for a discussion of risk factors that affect our business. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Cleveland, Tonkawa, Mississippian, Wolfcamp, Bone Spring, Avalon, Niobrara and Williston Basin unconventional liquids plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154